UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2010

TransDigm Group Incorporated

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-32833

(Commission File Number)

41-2101738

(IRS Employer Identification No.)

1301 East 9th Street, Suite 3710, Cleveland, Ohio	44114
(Address of principal executive offices)	(Zip Code)

(216) 706-2960

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On February 10, 2010, TransDigm Group Incorporated (“TransDigm Group” or the “Company”) issued a press release announcing its financial results for its first fiscal quarter ended January 2, 2010 and certain other information. A copy of this press release is furnished with this Report as Exhibit 99.1 and is incorporated herein by reference.

The information contained in this item and in the accompanying exhibit shall not be incorporated by reference into any filing of the Registrant, whether made before or after the date hereof. The information in this item, including the exhibit hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.

TransDigm Group will host a conference call for investors and security analysts on February 10, 2010, beginning at 11:00 a.m., Eastern Time. To join the call, dial (800) 591-6945 and enter the passcode 50189852. International callers should dial (617) 614-4911 and use the same pass code. A live audio webcast can be accessed online at http://www.transdigm.com. The call will be archived on the website and available for replay at approximately 2:00 p.m., Eastern Time. A telephone replay will be available for two weeks by dialing (888) 286-8010 and entering the pass code 53862777. International callers should dial (617) 801-6888 and use the same pass code.

Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

In connection with the preparation of its financial results for the fiscal quarter ended January 2, 2010, the Company determined that its basic and diluted earnings per share calculations should have been prepared using the “two-class method.” Historically, the Company had been utilizing the “treasury stock method” in order to give effect to outstanding “in-the-money” stock options. Under the two-class method, securities that participate in dividends, such as the Company’s outstanding stock options, are considered “participating securities.” Our vested stock options are considered “participating securities” because they include non-forfeitable rights to dividends. In applying the two-class method, (i) basic earnings per share is computed by dividing net income (less any dividends paid on participating securities) by the weighted average number of shares of common stock and participating securities outstanding for the period and (ii) diluted earnings per share may include the additional effect of other securities, if dilutive, in which case the dilutive effect of such securities is calculated using the treasury stock method. Because the Company does not have other securities with a dilutive effect outstanding, the Company’s basic earnings per share and diluted earnings per share are the same under the two-class method.

As a result, the Company is restating its statements of income, and related earnings per share footnotes, for the fiscal years ended September 30, 2009, 2008 and 2007 (the “Annual Income Statements”) on Form 10-K/A and for the first three fiscal quarters of the fiscal years ended September 30, 2009 and 2008 (the “Quarterly Income Statements”) on Forms 10-Q/A.

The reductions to basic and diluted earnings per share for the fiscal years ended September 30, 2009 and 2008 and for the fiscal quarters in those years resulting from the restatements are set forth in the following table (in thousands, except per share data):

	Fiscal 2009 Quarters
	First	Second	Third	Fourth	2009

Net income (1)	$39,599	$40,304	$41,388	$41,611	$162,902

Basic earnings per share:
As reported	$0.81	$0.84	$0.86	$0.85	$3.36

As restated	$0.75	$0.77	$0.79	$0.79	$3.10

Diluted earnings per share:
As reported	$0.78	$0.80	$0.82	$0.82	$3.23

As restated	$0.75	$0.77	$0.79	$0.79	$3.10

	Fiscal 2008 Quarters
	First	Second	Third	Fourth	2008

Net income (1)	$26,968	$32,170	$35,999	$37,989	$133,126

Basic earnings per share:
As reported	$0.57	$0.68	$0.75	$0.78	$2.78

As restated	$0.52	$0.62	$0.69	$0.72	$2.56

Diluted earnings per share:
As reported	$0.54	$0.64	$0.72	$0.75	$2.65

As restated	$0.52	$0.62	$0.69	$0.72	$2.56

(1)	The earnings per share restatement did not impact net income reported by the Company.

The restatements do not affect any items in the Company’s consolidated statements of income, other than basic and diluted earnings per share and the weighted average shares outstanding. The restatements have no impact on the Company’s consolidated balance sheets, consolidated statements of changes in shareholders’ equity, or consolidated statements of cash flow as of any date or for any period. Further, the restatements do not affect any other financial measures used by the Company to present its financial results, including net income, adjusted net income, EBITDA or EBITDA As Defined.

On February 5, 2010 the Audit Committee of the Company’s Board of Directors concluded, based on the recommendation of management, that the Annual Income Statements, including the related auditor’s report thereon, and Quarterly Income Statements should no longer be relied upon, because of the incorrect calculation of earnings per share and share count information. The Company’s management and the Audit Committee discussed the matters relating to the restatements with Ernst & Young LLP, the Company’s independent registered public accountants.

Item 9.01. Financial Statements and Exhibits.

Exhibit No. 99.1	Press Release of TransDigm Group Incorporated, dated February 10, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSDIGM GROUP INCORPORATED

By	/s/ Gregory Rufus
Gregory Rufus
Executive Vice President, Chief Financial Officer and Secretary

Date: February 10, 2010

Exhibit Index

Exhibit No. 99.1	Press Release of TransDigm Group Incorporated, dated February 10, 2010.